EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2007, relating to the financial statements and financial statement schedules of Sears Holdings Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sears Holdings Corporation for the year ended February 3, 2007 and our reports dated June 26, 2007 appearing in the Annual Reports on Form 11-K of the Kmart Retirement Savings Plan for Puerto Rico Employees and the Kmart Retirement Savings Plan for Manteno Distribution Center Union Employees for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Chicago, Illinois
July 2, 2007